                                                                    EXHIBIT 23.1



                          Independent Auditors' Consent



The Board of Directors
North Fork Bancorporation, Inc.:

We consent to incorporation by reference in the Registration Statement on Form S-8 of North Fork Bancorporation, Inc. of our report dated January 18, 2001, except for Note 2(c), which is as of February 13, 2001, relating to the consolidated balance sheets of North Fork Bancorporation, Inc. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, cash flows, changes in stockholders' equity, and comprehensive income for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000 Annual Report on Form 10-K of North Fork Bancorporation, Inc.

/s/ KPMG LLP
------------------
New York, New York
September 13, 2001